THE CUTLER TRUST

SHAREHOLDER SERVICES PLAN

March 1, 2021

This plan constitutes the Shareholder Services Plan (the "Plan") for The Cutler Trust, a Delaware business trust (the "Trust") registered as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and is adopted by the Trust on behalf of each of its series (the "Fund").

WHEREAS, it is desirable to provide the Fund flexibility in meeting the investment and shareholder servicing needs of its investors; and

WHEREAS, the Fund, through its investment adviser, intends to enter into Plan agreements ("Shareholder Services Agreements") with certain financial institutions, broker- dealers, and other financial intermediaries ("Authorized Service Providers") pursuant to which the Authorized Service Providers will provide certain administrative support services to the beneficial owners of the Fund's shares;

NOW THEREFORE, the Trust hereby adopts this Plan with respect to the Fund:

1.                  Implementation. Any officer of the Trust or the Fund’s investment adviser is authorized to execute and deliver, on behalf of the Fund, written Shareholder Services Agreements with Authorized Service Providers that are record owners of shares of the Fund or that have a servicing relationship with the beneficial owners of shares of the Fund.

2.                  Services. Pursuant to the Shareholder Services Agreement, the Authorized Service Provider shall provide to those customers who own Fund shares administrative support services, not primarily intended to result in the sale of shares of the Fund, as set forth therein and as described in the Trust's applicable prospectus. Administrative support services include, but are not limited to: (a) establishing and maintaining accounts and records relating to clients of Authorized Service Providers; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Fund may be effected and other matters pertaining to the Trust’s services; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) responding to customer inquiries and requests regarding Statements of Additional information, shareholder reports, notices, proxies and proxy statements, and other Fund documents, or integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request.

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3.                  Compensation. In consideration for such administrative support services, the Authorized Service Providers will receive a fee, computed daily and paid monthly in the manner set forth in the respective Shareholder Services Agreements, at an annual rate of up to 0.15% of the average daily net assets of the Fund for the applicable class of shares attributable to or held in the name of the Authorized Service Provider. All expenses incurred by the Trust or the Funds in respect of this Plan shall be borne by the shareholders of the respective share class.

4.                  Effective Date and Termination. This Plan has been approved by a vote of a majority of the Board of Trustees of the Trust, including a majority of trustees who are not "interested persons" of the Trust as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940. The Plan may be terminated with respect to the shares of the Fund at any time by vote of a majority of the disinterested Trustees.

5.                  Amendment. This Plan may be amended with respect to the Fund at any time by the Board of Trustees, provided that all material amendments to the Plan shall be approved by the Trustees in the manner provided herein with respect to the initial approval of the Plan.

6.                  Reporting. While this Plan is in effect, the Board of Trustees shall be provided with a quarterly, written report of the amounts expended pursuant to this Plan and the purposes for which the expenditures were made.

7.                  Limitation of Liability. The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or of the Fund under the Plan, and each of the Trustees and the shareholders are indemnified from and against any liability whatsoever under this Plan to the extent such indemnification is provided for in the Trust’s Declaration of Trust.